Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Covenant Transport, Inc., a Tennessee corporation

Southern Refrigerated Transport, Inc., an Arkansas corporation

Star Transportation, Inc., a Tennessee corporation

Covenant Transport Solutions, Inc., a Nevada corporation

Covenant Logistics, Inc., a Nevada corporation

Covenant Asset Management, LLC., a Nevada limited liability company

CTG Leasing Company, a Nevada corporation

IQS Insurance Retention Group, Inc., a Vermont corporation

Driven Analytic Solutions, LLC, a Nevada limited liability company

Covenant Properties, LLC, a Nevada limited liability company

Transport Enterprise Leasing, LLC, a Georgia limited liability company (1)

(1)	On May 31, 2012, we acquired a 49% interest in TEL. We account for our investment in TEL using the equity method of accounting.

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